Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 28, 2013 – Carroll Bancorp, Inc. (the “Company”) (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $63,000, or $0.19 per common share, for the quarter ended September 30, 2013 compared to net income of $39,000, or $0.11 per common share, for the quarter ended September 30, 2012. The Company earned $175,000, or $0.52 per common share, for the nine months ended September 30, 2013 compared to net income of $2,000, or $0.01 per common share, for the nine months ended September 30, 2012.

The increase in net income for the three months ended September 30, 2013 was the result of the growth in net interest income of $123,000, or 15.8%, as the Bank’s average earning assets increased by $8.2 million in conjunction with the change in our earning asset mix and the further reduction in our cost of funds. The net interest margin improved to 3.59% for the three months ended September 30, 2013 compared to 3.39% for the three months ended September 30, 2012. In addition, noninterest expenses increased by $77,000, or 9.9%, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, primarily due to higher compensation, benefit and data processing costs, including costs for our core data processing system conversion.

The Company also reported at September 30, 2013 total assets of $107.3 million, an increase of 7.8%, gross loans of $84.2 million, an increase of 17.1%, and total deposits of $91.2 million representing an increase of 6.3%, compared to September 30, 2012. Non-interest bearing deposits increased by $2.6 million, or 94.6%, to $5.4 million and interest bearing checking increased by $635,000, or 15.8%, to $4.7 million at September 30, 2013 compared to September 30, 2012, reflecting the Company’s continued focus on core business and consumer deposit account relationships.

Nonperforming loans increased to $746,000 at September 30, 2013 from $464,000 at September 30, 2012 while total nonperforming assets increased to $1.5 million from $1.4 million for the same comparable periods. Past due loans were $525,000 at September 30, 2013 compared to $1.2 million at September 30, 2012.

“The Bank continues to make significant progress in reaching our strategic goals for 2013. Our net interest margin continues to improve year over year and our asset quality ratios continue to outperform our state and national peer groups.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc. In addition, Mr. Grimes noted “The Bank successfully completed its core processing system conversion during the quarter in order to better position the organization for future technology enhancements and customer products.”

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

(Dollars in thousands)	At September 30, 2013	At December 31, 2012	At September 30, 2012
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$107,261	$102,532	$99,468
Total loans	84,150	78,742	71,884
Allowance for loan losses	695	859	700
Deposits	91,177	87,453	85,771
Federal Home Loan Bank advances	7,500	6,500	5,000
Total stockholders’ equity	8,407	8,468	8,554

Asset Quality Ratios:
Allowance for loan losses to total loans	0.83%	1.09%	0.97%
Nonperforming loans to total loans	0.89%	0.86%	0.65%
Nonperforming assets to total assets	1.44%	1.43%	1.45%

Capital Ratios (bank level):
Total capital to risk-weighted assets	12.80%	13.42%	14.80%
Tier 1 capital to risk weighted assets	11.77%	12.17%	13.58%
Tier 1 capital to average assets	7.52%	7.55%	7.95%
Tangible equity to tangible assets	7.55%	7.83%	8.16%

(unaudited)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2013	2012	Variance	2013	2012	Variance
Selected Operating Data:
Interest and dividend income	$1,093	$1,025	$68	$3,280	$2,954	$326
Interest expense	193	248	(55)	645	765	(120)

Net interest income	900	777	123	2,635	2,189	446
Provision for loan losses	1	8	(7)	84	180	(96)

Net interest income after provision for loan losses	899	769	130	2,551	2,009	542
Noninterest income	58	65	(7)	188	256	(68)
Noninterest expense	848	771	77	2,486	2,271	215

Income before income tax expense	109	63	46	253	(6)	259
Income tax expense	46	24	22	78	(8)	86

Net income	$63	$39	$24	$175	$2	$173

Earnings per share (basic and fully diluted)	$0.19	$0.11	$0.08	$0.52	$0.01	$0.51

Select Financial Ratios (unaudited):
Return on average assets	0.24%	0.16%		0.22%	0.00%
Return on average equity	2.98%	1.81%		2.76%	0.04%
Interest rate spread	3.53%	3.34%		3.49%	3.21%
Net interest margin	3.59%	3.39%		3.56%	3.26%
Efficiency ratio	88.57%	91.58%		88.05%	92.89%
Noninterest expense to average assets	3.17%	3.12%		3.16%	3.11%
Average interest-earning assets to average interest-bearing liabilities	107.83%	104.95%		107.41%	104.02%